Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: May 4, 2020

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
kelly.boyer@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fiscal 2020 Third Quarter Results

•	COVID-19 protocols implemented to protect health and safety of employees while continuing to serve customers globally as an essential business

•	Strong cash balance and liquidity position at quarter-end; continuing with simplification/modernization program

•	Incremental simplification/modernization benefits of approximately $15 million in the quarter, with $87 million in annualized total savings inception to date

•	Sales declined from prior year due to global manufacturing slow down

•	Ongoing cost-control actions to align with the current market environment
PITTSBURGH, (May 4, 2020) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2020 third quarter ended March 31, 2020, with earnings per diluted share (EPS) of $0.03, compared with EPS of $0.82 in the prior year quarter, and adjusted EPS of $0.46, compared with adjusted EPS of $0.77 in the prior year quarter.
“Despite the many headwinds we faced in the third quarter, we delivered solid results that were strengthened by our early cost-control actions and the continued benefits of our simplification/modernization investments,” said President and CEO Christopher Rossi. “Kennametal is considered an essential business by governments around the world, so we have kept almost all of our production facilities open and serving customers throughout this crisis. We ended the quarter with a strong liquidity position that will allow us to manage the uncertain times created by COVID-19 and continue to execute on our simplification/modernization strategy.”

Rossi continued, “As we look ahead, we expect COVID-19 will be a significant operational and market headwind. Early in this crisis we deployed global safety protocols and processes to keep our employees safe while continuing to serve critical industries. At the same time, however, COVID-19 is creating extensive uncertainty and limited visibility into our end markets, prompting us to withdraw our outlook for fiscal year 2020. We are approaching this challenging time determined to stay focused on the things we can control: keeping our employees safe, serving our customers, delivering savings from simplification/modernization and continuing to execute our strategy so that we are well-positioned for the eventual market recovery.”

COVID-19
Excluding China, the effect of COVID-19 on the third quarter was minimal from a revenue standpoint. As an essential business, Kennametal facilities have operated throughout the crisis, unless there was a government mandated lockdown of a certain region where the Company has a facility. The Company has put extensive safety protocols and procedures in place to protect employees while also allowing production facilities to continue to operate safely while serving customers. As of today, all but one production facility is operating, and this facility is expected to reopen mid-May pending expiration of a locally mandated shutdown order. Our Bangalore plant, which closed on March 26th, is reopening this week.

In addition to the previously announced restructuring actions, the Company is taking other aggressive cost-control measures to offset the market headwinds. These measures include, among other things, reductions in all discretionary spending, furloughs, extensive travel restrictions, and reduced production at global manufacturing facilities to align with the current lower demand environment.

Fiscal 2020 Third Quarter Key Developments
Sales of $483 million decreased 19 percent from $597 million in the prior year quarter, reflecting 17 percent organic sales decline, 1 percent unfavorable currency exchange effect and 1 percent decline from divestiture.
Reported EPS in the current quarter includes restructuring and related charges of $0.06 and goodwill and other intangible asset impairment charges of $0.17. Reported EPS in the prior year quarter includes a non-recurring benefit related to U.S. tax reform of $0.08 and restructuring and related charges of $0.03.
Operating income was $38 million, or 7.8 percent margin, compared to $82 million, or 13.7 percent margin, in the prior year quarter. The decrease in operating income was due primarily to organic sales decline, unfavorable labor and fixed cost absorption due to lower volumes and simplification/modernization efforts in progress, $21 million of restructuring and asset impairment charges compared to $3 million in the prior year quarter, partially offset by approximately $15 million of incremental simplification/modernization benefits, lower raw material costs and lower variable compensation expense. Adjusted operating income was $59 million, or 12.2 percent margin, compared to $85 million, or 14.3 percent margin, in the prior year quarter.
Q3 Restructuring Update

•
In connection with the Company's simplification/modernization initiative, total incremental benefits were approximately $15 million in the quarter, which includes incremental restructuring savings of approximately $5 million.

•
The Company achieved annualized total savings inception to date from simplification/modernization of $87 million. Pre-tax restructuring and related charges for the FY20 and FY21 Restructuring Actions(1) in the quarter were $6 million, or $0.06 per share.

•
Based on the reduction of production levels in the current environment, FY20 Restructuring Actions are now expected to result in annualized savings of $30 to $35 million. Pre-tax charges are now expected to be $55 to $60 million. The Company previously expected savings of $35 to $40 million and pre-tax charges of $55 to $65 million.

•
As previously announced, the Company also expects to deliver the FY21 Restructuring Actions with estimated annualized savings of $25 to $30 million and estimated pre-tax charges of approximately $55 to $65 million.

The Company recorded non-cash pre-tax Widia goodwill and other intangible asset impairment charges of $16 million due to the decline in actual and projected financial results for the Widia reporting unit, primarily as a result of the COVID-19 global pandemic.
The reported effective tax rate (ETR) for the quarter was 93.1 percent and the adjusted ETR was 28.5 percent, compared to reported ETR of 11.0 percent and adjusted ETR of 19.8 percent in the prior year quarter. The year-over-year change in the reported ETR is due primarily to the effects of current year restructuring and the Widia goodwill and other intangible asset impairment charges. The increase in the adjusted ETR is due primarily to the effects of global intangible low-taxed income (GILTI) and base erosion and anti-abuse tax (BEAT), which are both provisions of the U.S. Tax Cuts and Jobs Act of 2017, and jurisdictional mix.
Year-to-date net cash flow provided by operating activities was $146 million compared to $157 million in the prior year quarter. The change in net cash flow provided by operating activities was driven primarily by lower earnings, partially offset by changes in working capital. Year-to-date free operating cash flow (FOCF) was negative $57 million compared to positive $15 million in the prior year quarter. The change in FOCF was driven primarily by higher capital expenditures of $60 million due primarily to simplification/modernization and lower earnings, partially offset by changes in working capital.

As a result of the financial market uncertainty resulting from COVID-19 and in keeping with our cautious approach in this environment, subsequent to the quarter-end, the Company preemptively drew $500 million from its $700 million revolving credit agreement. The Company has adequate liquidity and access to credit to meet its cash flow requirements and expects to remain in compliance with relevant debt covenants.

Outlook and Fourth Quarter Assumptions
Looking ahead, due to the increased uncertainty in the global economy and Kennametal’s end markets caused by COVID-19, the Company is withdrawing its previously announced outlook for fiscal year 2020. The Company will provide more details regarding its fourth quarter assumptions on its conference call on May 5, 2020 at 8:00 a.m. Eastern Time.

Segment Results
Industrial sales of $261 million decreased 18 percent from $319 million year-over-year, driven by organic sales decline of 17 percent and a 2 percent unfavorable currency exchange effect, partially offset by a favorable business day effect of 1 percent. Operating income was $30 million, or 11.6 percent margin, compared to operating income of $57 million, or 18.0 percent margin, in the prior year quarter. The decrease in operating income was driven primarily by organic sales decline, unfavorable labor and fixed cost absorption due to lower volumes and simplification/modernization efforts in progress, partially offset by incremental simplification/modernization benefits, lower raw material costs, and lower variable compensation expense. Adjusted operating income was $34 million, or 13.1 percent margin, compared to $58 million, or 18.3 percent margin, in the prior year quarter.
Widia sales of $43 million decreased 16 percent from $51 million year-over-year, driven by organic sales decline of 16 percent and a 1 percent unfavorable currency exchange effect, partially offset by a favorable business day effect of 1 percent. Operating loss was $14 million, or 31.7 percent loss margin, compared to break even operating income in the prior year quarter. The change in operating results was driven primarily by organic sales decline and $16 million of goodwill and other intangible asset impairment charges, partially offset by incremental simplification/modernization benefits, lower raw material costs and lower variable compensation expense. Adjusted operating income was $2 million, or 4.9 percent margin, compared to $1 million, or 1.3 percent margin, in the prior year quarter.
Infrastructure sales of $180 million decreased 21 percent from $228 million year-over-year, driven by organic sales decline of 17 percent, a 3 percent decline from divestiture and an unfavorable currency exchange effect of 1 percent. Operating income was $22 million, or 12.2 percent margin, compared to operating income of $25 million, or 11.0 percent margin, in the prior year quarter. The change in operating results was primarily driven by organic sales decline, unfavorable labor and fixed cost absorption due to lower volumes and simplification/modernization efforts in progress, partially offset by incremental simplification/modernization benefits, lower raw material costs, and lower variable compensation expense. Adjusted operating income was $23 million, or 13.0 percent margin, compared to adjusted operating income of $27 million, or 11.7 percent margin, in the prior year quarter.

Dividend Declared
Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on May 27, 2020 to shareholders of record as of the close of business on May 12, 2020.
The Company will host its third quarter fiscal 2020 results on Tuesday, May 5, 2020 at 8:00 a.m. Eastern Time. The conference call will be broadcast via real-time audio on the Kennametal website at www.kennametal.com. Once on the homepage, select "About Us", “Investor Relations” and then “Events.”
(1) Previously announced restructuring actions associated with the ongoing simplification/modernization program. These restructurings and proposed facility closures in fiscal 2020 (FY20 Restructuring Actions) are currently estimated to deliver annualized savings of $30 to $35 million with pre-tax charges of $55 to $60 million. Fiscal 2021 proposed restructuring and facility closures (FY21 Restructuring Actions) estimated to deliver annualized savings of $25 to $30 million with pre-tax charges of $55 to $65 million.
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, cash flow, capital expenditures and effective tax rate for fiscal year 2020 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: the duration of the COVID-19 pandemic and its impacts on our business operations, financial results and financial position and on the industries in which we operate and the global economy generally; other downturns in the business cycle or the economy; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; risks related to our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 10,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.4 billion in revenues in fiscal 2019. Learn more at www.kennametal.com. Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share amounts)	2020	2019	2020	2019
Sales	$483,084	$597,204	$1,506,252	$1,771,285
Cost of goods sold	326,066	389,118	1,078,236	1,153,509
Gross profit	157,018	208,086	428,016	617,776
Operating expense	98,534	120,135	320,273	358,054
Restructuring and asset impairment charges	17,187	2,440	84,182	5,061
Loss on divestiture	—	—	6,517	—
Amortization of intangibles	3,404	3,640	10,413	10,780
Operating income	37,893	81,871	6,631	243,881
Interest expense	7,897	8,104	23,834	24,305
Other income, net	(2,438)	(4,993)	(9,330)	(11,775)
Income (loss) before income taxes	32,434	78,760	(7,873)	231,351
Provision (benefit) for income taxes	30,193	8,632	(11,295)	46,553
Net income	2,241	70,128	3,422	184,798
Less: Net (loss) income attributable to noncontrolling interests	(676)	1,578	(23)	4,852
Net income attributable to Kennametal	$2,917	$68,550	$3,445	$179,946
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.04	$0.83	$0.04	$2.19
Diluted earnings per share	$0.03	$0.82	$0.04	$2.16
Dividends per share	$0.20	$0.20	$0.60	$0.60
Basic weighted average shares outstanding	83,106	82,479	83,022	82,305
Diluted weighted average shares outstanding	83,696	83,339	83,589	83,266

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 31, 2020	June 30, 2019
ASSETS
Cash and cash equivalents	$85,230	$182,015
Accounts receivable, net	304,162	379,855
Inventories	516,781	571,576
Other current assets	60,550	57,381
Total current assets	966,723	1,190,827
Property, plant and equipment, net	1,015,359	934,895
Goodwill and other intangible assets, net	404,345	461,009
Other assets	151,673	69,538
Total assets	$2,538,100	$2,656,269
LIABILITIES
Current maturities of long-term debt, including notes payable	$4,500	$157
Accounts payable	165,062	212,908
Other current liabilities	213,569	248,661
Total current liabilities	383,131	461,726
Long-term debt	593,607	592,474
Other liabilities	262,539	227,365
Total liabilities	1,239,277	1,281,565
KENNAMETAL SHAREHOLDERS’ EQUITY	1,260,623	1,335,172
NONCONTROLLING INTERESTS	38,200	39,532
Total liabilities and equity	$2,538,100	$2,656,269

SEGMENT DATA (UNAUDITED)	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands)	2020	2019	2020	2019
Outside Sales:
Industrial	$260,738	$318,636	$820,008	$956,515
Widia	42,721	50,966	131,115	148,592
Infrastructure	179,625	227,602	555,129	666,178
Total sales	$483,084	$597,204	$1,506,252	$1,771,285
Sales By Geographic Region:
Americas	$242,404	$302,919	$746,936	$887,675
EMEA	146,847	181,390	450,760	527,505
Asia Pacific	93,833	112,895	308,556	356,105
Total sales	$483,084	$597,204	$1,506,252	$1,771,285
Operating Income (Loss):
Industrial	$30,147	$57,218	$32,159	$173,279
Widia	(13,528)	(4)	(31,410)	3,817
Infrastructure	21,941	24,934	7,679	69,407
Corporate (2)	(667)	(277)	(1,797)	(2,622)
Total operating income	$37,893	$81,871	$6,631	$243,881
(2) Represents unallocated corporate expenses

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating (loss) income and margin; ETR; net (loss) income attributable to Kennametal; diluted EPS; Industrial operating (loss) income and margin; Widia operating (loss) income and margin; Infrastructure operating (loss) income and margin; FOCF; and consolidated and segment organic sales decline (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended March 31, 2020 include (1) restructuring and related charges; (2) goodwill and other intangible asset impairment charges and (3) differences in projected annual tax rates. Adjustments for the three months ended March 31, 2019 include: (1) restructuring and related charges and (2) non-recurring effect of tax reform. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the full fiscal year of 2020 have not been provided, including but not limited to: adjusted EPS, adjusted ETR, organic sales decline and FOCF. The most comparable GAAP financial measures are (loss) earnings per share, ETR, sales decline and net cash flow from operating activities, respectively. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED MARCH 31, 2020 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(3)	Diluted EPS
Reported results	$483,084	$37,893	93.1%	$2,917	$0.03
Reported margins		7.8%
Restructuring and related charges	—	5,573	12.8	4,858	0.06
Goodwill and other intangible asset impairment charges	—	15,599	3.1	14,261	0.17
Differences in projected annual tax rates(4)	—	—	(80.5)	16,106	0.20
Adjusted results	$483,084	$59,065	28.5%	$38,142	$0.46
Adjusted margins		12.2%
(3) Attributable to Kennametal
(4) Represents a change in the method in which management calculates the tax effect on adjustments within the non-GAAP reconciliations. By separately presenting the effect of the differences in projected annual tax rates during the current period, management believes that the tax effects related to restructuring and related charges and goodwill and other intangible asset impairment charges are more accurately reflected. This change does not affect adjusted results. The effect of the differences in projected annual tax rates was immaterial during the three months ended March 31, 2019 and, therefore, the prior period has not been retrospectively adjusted.

THREE MONTHS ENDED MARCH 31, 2020 (UNAUDITED)
	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating (loss) income	Sales	Operating income
Reported results	$260,738	$30,147	$42,721	$(13,528)	$179,625	$21,941
Reported operating margin		11.6%		(31.7)%		12.2%
Restructuring and related charges	—	4,112	—	37	—	1,423
Goodwill and other intangible asset impairment charges	—	—	—	15,599	—	—
Adjusted results	$260,738	$34,259	$42,721	$2,108	$179,625	$23,364
Adjusted operating margin		13.1%		4.9%		13.0%

THREE MONTHS ENDED MARCH 31, 2019 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(5)	Diluted EPS
Reported results	$597,204	$81,871	11.0%	$68,550	$0.82
Reported margins		13.7%
Restructuring and related charges	—	3,433	0.1	2,614	0.03
Non-recurring effect of tax reform(6)	—	—	8.7	(6,840)	(0.08)
Adjusted results	$597,204	$85,304	19.8%	$64,324	$0.77
Adjusted margins		14.3%
(5) Attributable to Kennametal
(6) Additional benefit recorded to reflect the effect of regulations and other relevant guidance issued through March 31, 2019 on the amounts recorded for the application of a measure of the Tax Cuts and Jobs Act of 2017 (TCJA) requiring a one-time transition tax on previously untaxed accumulated earnings and profits of non-U.S. companies (toll tax).

	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income	Sales	Operating income
Reported results	$318,636	$57,218	$50,966	$(4)	$227,602	$24,934
Reported operating margin		18.0%		—%		11.0%
Restructuring and related charges	—	1,003	—	662	—	1,768
Adjusted results	$318,636	$58,221	$50,966	$658	$227,602	$26,702
Adjusted operating margin		18.3%		1.3%		11.7%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

	Nine Months Ended March 31,
FREE OPERATING CASH FLOW (UNAUDITED)
(in thousands)	2020	2019
Net cash flow provided by operating activities	$146,059	$157,465
Purchases of property, plant and equipment	(206,061)	(145,942)
Disposals of property, plant and equipment	2,780	3,575
Free operating cash flow	$(57,222)	$15,098

Organic Sales Decline
Organic sales decline is a non-GAAP financial measure of sales decline (which is the most directly comparable GAAP measure) excluding the impacts of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth (decline) on a consistent basis. Management reports organic sales growth (decline) at the consolidated and segment levels.

ORGANIC SALES DECLINE (UNAUDITED)
Three Months Ended March 31, 2020	Industrial	Widia	Infrastructure	Total
Organic sales decline	(17)%	(16)%	(17)%	(17)%
Foreign currency exchange impact (7)	(2)	(1)	(1)	(1)
Business days impact (8)	1	1	—	—
Divestiture impact (9)	—	—	(3)	(1)
Sales decline	(18)%	(16)%	(21)%	(19)%
(7) Foreign currency exchange impact is calculated by dividing the difference between current period sales at prior period foreign exchange rates and prior period sales by prior period sales.
(8) Business days impact is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.
(9) Divestiture impact is calculated by dividing prior period sales attributable to divested businesses by prior period sales.